UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2018

RESIDEO TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38635	82-5318796
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1985 Douglas Drive North, Golden Valley, Minnesota	55422
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (763) 954-5204

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

Notes Escrow Release and Closing of Senior Credit Facilities

On October 25, 2018 (the “Financing Closing Date”), in connection with the previously announced spin-off (the “Spin-Off”) of Resideo Technologies, Inc. (“Resideo,” and together with its consolidated subsidiaries, “we,” “us,” “our,” or the “Company”) from Honeywell International Inc. (“Honeywell”), which is to be effective as of 12:01 a.m., New York City time, on October 29, 2018, (i) the net proceeds from the previously announced offering by Resideo Funding Inc., the Company’s wholly owned subsidiary, of $400 million aggregate principal amount of its 6.125% Senior Notes due 2026 (the “Notes”), which closed on October 19, 2018, were released from escrow upon the satisfaction of certain conditions precedent set forth in the escrow agreement in furtherance of the Spin-Off, and (ii) the Company entered into a Credit Agreement, by and among the Company, Resideo Holding Inc., a Delaware corporation (“U.S. HoldCo 1”), Resideo Intermediate Holding Inc., a Delaware corporation (“U.S. HoldCo 2”), Resideo Funding Inc., a Delaware corporation (the “Borrower”), the lenders and issuing banks party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (the “Credit Agreement”), which provides for senior secured financing of $1,175 million, consisting of:

•	a seven-year senior secured first-lien term B loan facility in an aggregate principal amount of $475 million (the “Term B Facility”);

•

a five-year senior secured first-lien term A loan facility in an aggregate principal amount of $350 million (the “Term A Facility” and, together with the Term B Facility, the “Term Loan Facilities”); and

•

a five-year senior secured first-lien revolving credit facility in an aggregate principal amount of $350 million (the “Revolving Credit Facility” and, together with the Term Loan Facilities, the “Senior Credit Facilities”).

Up to $75 million may be utilized under the Revolving Credit Facility for the issuance of letters of credit to the Borrower or any of its subsidiaries. Letters of credit are available for issuance under the Credit Agreement on terms and conditions customary for financings of this kind, which issuances will reduce the available funds under the Revolving Credit Facility.

The Borrower borrowed an aggregate amount of $825 million under the Term Loan Facilities on the Financing Closing Date. The letters of credit and Revolving Credit Facility are available for working capital and other general corporate purposes from time to time after the effective date of the Credit Agreement and prior to the final maturity of the Revolving Credit Facility.

Use of Proceeds

In connection with the consummation of the Spin-Off, we expect to use the net proceeds from the sale of the Notes and the borrowings under the Term Loan Facilities (i) to repay intercompany indebtedness to Honeywell or a subsidiary of Honeywell of approximately $1.2 billion, (ii) to pay fees, costs and expenses related to the Notes offering and the Senior Credit Facilities and (iii) for general corporate purposes.

Guarantees

All obligations under the Senior Credit Facilities are or will be unconditionally guaranteed jointly and severally, by: (a) the Company and (b) substantially all of the direct and indirect wholly owned subsidiaries of the Company that are organized under the laws of the United States, any state thereof or the District of Columbia (collectively, the “Guarantors”). The Guarantors entered into a guarantee under the Credit Agreement concurrently with the effectiveness of the Credit Agreement.

Security

Subject to certain limitations, the Senior Credit Facilities are or will be secured on a first priority basis by: (x) a perfected security interest in the equity interests of each direct subsidiary of the Borrower and each Guarantor under the Senior Credit Facilities (subject to certain customary exceptions) and (y) perfected, security interests in, and mortgages on, substantially all tangible and intangible personal property and material real property of the Borrower and each of the Guarantors under the Senior Credit Facilities, subject, in each case, to certain exceptions. The Borrower and the Guarantors entered into security documents concurrently with effectiveness of the Credit Agreement.

Maturity

Each of the Revolving Credit Facility and the Term A Facility mature five years after the effective date of the Credit Agreement, in each case with certain extension rights in the discretion of each lender. The Term B Facility matures seven years after the effective date of the Credit Agreement, with certain extension rights in the discretion of each lender.

Interest Rate and Fees

The Senior Credit Facilities are subject to an interest rate, at the Borrower’s option, of either (a) base rate determined by reference to the highest of (1) the rate of interest last quoted by The Wall Street Journal as the “prime rate” in the United States, (2) the greater of the federal funds effective rate and the overnight bank funding rate, plus 0.5% and (3) the one month adjusted LIBOR rate, plus 1% per annum (“ABR”) or (b) an adjusted LIBOR rate (“LIBOR”) (which shall not be less than zero).

The applicable margin for the Term B Facility is currently 2.00% per annum (for LIBOR loans) and 1.00% per annum (for ABR loans). The applicable margin for each of the Term A Facility and the Revolving Credit Facility varies from 2.00% per annum to 1.50% per annum (for LIBOR loans) and 1.00% to 0.50% per annum (for ABR loans) based on our leverage ratio. Accordingly, the interest rates for the Senior Credit Facilities will fluctuate during the term of the Credit Agreement based on changes in the ABR, LIBOR or future changes in our leverage ratio. Interest payments with respect to the Term Loan Facilities are required either on a quarterly basis (for ABR loans) or at the end of each interest period (for LIBOR loans) or, if the duration of the applicable interest period exceeds three months, then every three months.

In addition to paying interest on outstanding borrowings under the Revolving Credit Facility, we are required to pay a quarterly commitment fee based on the unused portion of the Revolving Credit Facility, which is determined by our leverage ratio and ranges from 0.25% to 0.35% per annum.

We are obligated to make quarterly principal payments throughout the term of the Term A Facility and the Term B Facility according to the amortization provisions in the Credit Agreement, as such payments may be reduced from time to time in accordance with the terms of the Credit Agreement as a result of the application of loan prepayments made by us, if any, prior to the scheduled date of payment thereof.

Prepayments

We may voluntarily prepay borrowings under the Credit Agreement without premium or penalty, subject to a 1.00% prepayment premium in connection with any repricing transaction with respect to the Term B Facility in the first six months after the effective date of the Credit Agreement and customary “breakage” costs with respect to LIBOR loans. We may also reduce the commitments under the Revolving Credit Facility, in whole or in part, in each case, subject to certain minimum amounts and increments.

The Credit Agreement also contains certain mandatory prepayment provisions in the event that we incur certain types of indebtedness, receive net cash proceeds from certain non-ordinary course asset sales or other dispositions of property or, starting with the fiscal year ending on December 31, 2019, 50% of excess cash flow on an annual basis (with step-downs to 25% and 0% subject to compliance with certain leverage ratios), in each case subject to terms and conditions customary for financings of this kind.

Representations and Warranties

The Credit Agreement contains certain representations and warranties (subject to certain agreed qualifications), including, among others, (i) status, binding obligations, non-conflict with other obligations, power and authority, validity and admissibility in evidence, (ii) solvency, taxation and litigation matters, (iii) disclosure, (iv) property ownership, (v) investment company status, (vi) government approvals, (vii) environmental matters and (viii) compliance with sanctions and anti-corruption laws.

Certain Covenants

The Credit Agreement contains certain affirmative and negative covenants customary for financings of this type that, among other things, limit our and our subsidiaries’ ability to incur additional indebtedness or liens, to dispose of assets, to make certain fundamental changes, enter into restrictive agreements, to make certain investments, loans, advances, guarantees and acquisitions, to prepay certain indebtedness and to pay dividends, to make other distributions or redemptions/repurchases, in respect of our and our subsidiaries’ equity interests, to engage in transactions with affiliates or amend certain material documents.

In addition, the Credit Agreement also contains financial covenants requiring the maintenance of a consolidated total leverage ratio of not greater than 4.00 to 1.00 (with step-downs to (i) 3.75 to 1.00 starting in the fiscal quarter ending December 31, 2019, (ii) 3.50 to 1.00 starting in the fiscal quarter ending December 31, 2020 and (iii) 3.25 to 1.00 starting in the fiscal quarter ending December 31, 2021), and a consolidated interest coverage ratio of not less than 2.75 to 1.00.

Events of Default

The Credit Agreement contains customary events of default, including with respect to a failure to make payments under the Senior Credit Facilities, cross-default, certain bankruptcy and insolvency events and customary change of control events.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which will be attached as Exhibit 10.1 to an amendment to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated into this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 25, 2018	RESIDEO TECHNOLOGIES, INC.

	By:	/s/ Jacqueline Katzel
Name: Jacqueline Katzel Title: President